UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 26, 2017

Liberty Global plc
(Exact Name of Registrant as Specified in Charter)

England and Wales	001-35961	98-1112770
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification #)

Griffin House, 161 Hammersmith Rd, London, United Kingdom
W6 8BS
(Address of Principal Executive Office)

+44.208.483.6449 or 303.220.6600
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a
Registrant.

On May 23, 2017, Sable International Finance Limited (the “Borrower”) and Coral-US Co-Borrower LLC (the “Co-Borrower”) as borrowers (together, the “Initial Borrowers”), entered into the financing arrangements described below. The arrangements amend, supplement and/or restate (as described below) the Credit Agreement originally dated May 16, 2016 made between, amongst others, the Initial Borrowers, the guarantors named therein (the “Guarantors”), and The Bank of Nova Scotia as administrative agent (as amended from time to time, the “Credit Agreement”) Each of the Initial Borrowers is a wholly-owned indirect subsidiary Cable and Wireless Communications Limited (“CWC”), which is a subsidiary of Liberty Global plc (“Liberty Global”). The assets and liabilities of CWC and its subsidiaries are attributed to Liberty Global’s LiLAC Group.

The net effect of the financing arrangements described below, which became effective on May 26, 2017, includes:

•	reducing the interest payable under the Credit Agreement in respect of term loans, from LIBOR plus 4.75% per annum to LIBOR plus 3.50% per annum and reducing the floor to 0.00%;

•	reducing the interest payable under the Credit Agreement in respect of revolving credit loans, from LIBOR plus 3.50% to LIBOR plus 3.25%; and

•	extending the maturity dates under the Credit Agreement.

New Term Loan Facility

The Initial Borrowers and The Bank of Nova Scotia as administrative agent, among others, entered into a $1,125 million additional facility joinder agreement (the “Additional Facility Joinder Agreement”) pursuant to the Credit Agreement. Under the terms of the Additional Facility Joinder Agreement, certain lenders agreed to provide a $1,125 million term loan facility (the “Additional Term B-3 Facility”) to the Co-Borrower. The final maturity date for Additional Term B-3 Facility is January 31, 2025. The Additional Term B-3 Facility bears interest at a rate of LIBOR plus 3.50% per annum subject to a LIBOR floor of 0.00%.

The advances made under the Additional Term B-3 Facility were issued with an original issue discount of 99.50% of the principal amount. The proceeds of the Additional Term B-3 Facility were used to (i) prepay in full the $1,100 million outstanding amount of Term B-1 Loans and Term B-2 Loans under the Credit Agreement and (ii) pay certain fees and expenses incurred in connection with the refinancing. The remaining proceeds will be used for general and /or working capital purposes.

Revolving Credit Facility

The Initial Borrowers and The Bank of Nova Scotia as administrative agent, among others, entered into a $625 million refinancing amendment agreement (the “Refinancing Amendment Agreement”) pursuant to the Credit Agreement. Under the terms of the Refinancing Amendment Agreement, certain lenders have agreed to establish a new class of revolving credit commitments to extend their existing revolving credit commitments of $625 million (the “Class B Revolving Credit Commitments”) to the Initial Borrowers. The final maturity date for Class B Revolving Credit Commitments is June 30, 2023. A fee of 0.50% per annum is payable in respect of unutilized Class B Revolving Credit Commitments, and advances thereunder bear interest at a rate of LIBOR plus 3.25% per annum. The Class B Revolving Credit Commitments can be utilized by the Initial Borrowers for general corporate purposes and/or working capital purposes including the redemption, refinancing, repayment or prepayment of existing indebtedness of any member of the Restricted Group under the Credit Agreement, including the payment of fees and expenses in connection with the refinancing.

Amendment and Restatement Agreement in respect of the Credit Agreement

Pursuant to the Additional Facility Joinder Agreement and the Refinancing Amendment Agreement the Initial Borrowers and The Bank of Nova Scotia as administrative agent, among others, entered into an agreement to amend and restate in full the Credit Agreement (the “Amendment and Restatement Agreement”), that became effective upon the funding of the advance under the Additional Term B-3 Facility.

Further to the effectiveness of the Amendment and Restatement Agreement, the obligations of the Initial Borrowers under the Credit Agreement (as amended and restated by the Amendment and Restatement Agreement), including in relation to the Additional Term B-3 Facility and the Class B Revolving Credit Commitments, remain guaranteed by the Original Borrower, the Original Co-

Borrower, CWC and certain of its subsidiaries, and continue to be secured by pledges over the shares of each guarantor under the Credit Agreement and certain other subsidiaries of CWC, and certain subordinated shareholder loans.

The foregoing descriptions of Additional Term B-3 Facility, Class B Revolving Credit Commitments, the Amendment and Restatement Agreement and the transactions contemplated thereby are not complete and are subject to and qualified in their entirety by reference to the Additional Facility Joinder Agreement, the Refinancing Amendment and the Amendment and Restatement Agreement (including in the respective schedules thereto), copies of which are attached hereto at Exhibits 4.1, 4.2 and 4.3, respectively.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Name

4.1	Additional Facility Joinder Agreement dated May 23, 2017 and entered into between, among others, Sable International Finance Limited, Coral-US Co-Borrower LLC and The Bank of Nova Scotia
4.2	Refinancing Amendment Agreement dated May 23, 2017 and entered into between, among others, Sable International Finance Limited, Coral-US Co-Borrower LLC and The Bank of Nova Scotia
4.3	Amendment and Restatement Agreement dated May 23, 2017 and entered into between, among others, Sable International Finance Limited, Coral-US Co-Borrower LLC and The Bank of Nova Scotia

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIBERTY GLOBAL PLC

By:	/s/ RANDY L. LAZZELL
Randy L. Lazzell
Vice President

Date: June 2, 2017

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